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                                                                    Exhibit 4.10

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES ACTS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THIS WARRANT IS ALSO SUBJECT TO CERTAIN LIMITS ON TRANSFER SET FORTH IN SECTION 6 HEREOF.

                         OMRIX BIOPHARMACEUTICALS, INC.

                          COMMON STOCK PURCHASE WARRANT

Date of Issuance: August 11, 2004                           Certificate No. JJ-1

     FOR VALUE RECEIVED, Omrix Biopharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby grants JOHNSON & JOHNSON DEVELOPMENT CORPORATION or its registered assigns (the "Registered Holder") the right to purchase from the Company during the Exercise Period (as defined below) up to One Hundred Thousand shares of the Company's Common Stock at a price per share of $12.29 (as adjusted from time to time hereunder, the "Exercise Price"). This Warrant is issued by the Company pursuant to the Series B Convertible Preferred Stock Purchase Agreement dated as of July 15, 2004 (the "Purchase Agreement"). Certain capitalized terms used herein are defined in Section 4 hereof. The amount and kind of securities obtainable pursuant to the rights granted hereunder and the Exercise Price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant.

     This Warrant is subject to the following provisions:

     SECTION 1. EXERCISE OF WARRANT.

     1.1. EXERCISE PERIOD. The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the date of issuance of this Warrant to and including the tenth anniversary of the date hereof (the "Exercise Period").

     1.2. EXERCISE PROCEDURE.

          (i) This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the "Exercise Time"):

          (a) a completed Exercise Agreement, as described in paragraph 1.3 below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

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          (b) this Warrant;

          (c) if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit I hereto evidencing the assignment of this Warrant to the Purchaser, in which case the Registered Holder shall comply with the provisions set forth in Section 6 hereof;

          (d) either (1) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the "Aggregate Exercise Price"), (2) the surrender to the Company of debt or equity securities of the Company having a Market Price equal to the Aggregate Exercise Price of the Common Stock being purchased upon such exercise (provided that for purposes of this subparagraph, the Market Price of any note or other debt security or any preferred stock, unless it is publicly traded, shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon) or (3) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which, when multiplied by the Market Price of the Common Stock, is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant); and

          (e) a counterpart to the Stockholders' Agreement, dated as of December 31, 1998, as amended, executed by the Purchaser.

          (ii) Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

          (iii) The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser and outstanding and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

          (iv) The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock. Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be

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fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

     (v) The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Common Stock acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect.

     (vi) The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

     (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a Public Offering or a Sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the Public Offering or Sale of the Company, in which case such exercise shall not be deemed to be effective until or immediately prior to the consummation of such transaction.

     (viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock issuable upon the exercise of all outstanding Warrants. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance, which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action that would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of all of the outstanding Warrants.

     (ix) Any certificate for shares of Common Stock issued upon the exercise of this Warrant shall contain a legend substantially in the form of the legend set forth on the first page of this Warrant except if such exercise is effected in connection with a public offering of the Company's capital stock and the Common Stock issuable upon the exercise of this Warrant are included in such registered offering.

     1.3. EXERCISE AGREEMENT. Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the Person to whom

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the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered. Such Exercise Agreement shall be dated the actual date of execution thereof.

     1.4. FRACTIONAL SHARES. If a fractional share of Common Stock would, but for the provisions of paragraph 1.1, be issuable upon exercise of the rights represented by this Warrant, in lieu of issuing such fractional share, the Company shall, within five business days after the date of the Exercise Time, deliver to the Purchaser's order the Company's check payable to the Purchaser in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

     SECTION 2. ADJUSTMENT OF EXERCISE PRICE. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2.

     2.1. ADJUSTMENT OF EXERCISE PRICE UPON ISSUANCE OF COMMON STOCK. (i) If and whenever after the date of this Warrant, the Company issues or sells, or in accordance with paragraph 2.2 is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Per Share Price, then immediately upon such issue or sale or deemed issue or sale, the Exercise Price in effect immediately prior to such time shall be reduced to an amount determined by dividing (a) the sum of (1) the product derived by multiplying (i) the Per Share Price times (ii) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received (or deemed received pursuant to Section 2.2 below) by the Company upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Notwithstanding the foregoing, if the Company inadvertently issues or sells, or is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Per Share Price, the Exercise Price in effect immediately prior to such time shall not be reduced if the Company is able to rescind or appropriately modify the transaction within a reasonable time after it became aware of the reduction in the Exercise Price that would otherwise occur.

     (ii) Notwithstanding the foregoing and Section 2.2, there shall be no adjustment to the Exercise Price or the number of shares of Common Stock obtainable upon exercise of this Warrant with respect to the issuance by the Company of any Excluded Securities, and the shares of Common Stock included in or issuable upon conversion or exercise of any Excluded Securities shall be deemed outstanding for purposes of Section 2.1.

     2.2. EFFECT ON EXERCISE PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Exercise Price under paragraph 2.1, the following shall be applicable:

          (i) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any

Convertible Security issuable upon exercise of such Option, is less than the Per Share Price, then such share of Common Stock (but only such share or shares at the "lowest price per share for which any one share of Common Stock is issuable") shall be deemed to be outstanding and to have been issued and sold by the Company at such time for such lower price per share. For purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amount of consideration (if any) paid or payable by the option holder with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of the Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

          (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Per Share Price, then such share or shares of Common Stock (but only such share or shares at the "lowest price per share for which any one share of Common Stock is issuable") shall be deemed to be outstanding and to have been issued and sold by the Company at such time for such lower price per share. For the purposes of this paragraph, the "lowest price per share for which any one share of Common Stock is issuable" shall be equal to the sum of the lowest amount of consideration (if any) paid or payable by the holder of the Convertible Security with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this
Section 2, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price that would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this paragraph 2.2, if the terms of any Option or Convertible Security that was outstanding as of the Date of Issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Exercise Price to be increased to an amount in excess of the Exercise Price in effect upon the issuance of this Warrant.


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          (iv) Treatment of Expired Options and Unexercised Convertible
Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect shall be adjusted immediately to the Exercise Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this paragraph 2.2, the expiration or termination of any Option or Convertible Security that was outstanding as of the Date of Issuance of this Warrant shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Date of Issuance of this Warrant.

          (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount paid by the holder to the Company for such security (including discounts, commissions and related expenses paid to independent third parties). In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash (including in connection with acquisitions), the amount of the consideration other than cash paid by the holder shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of such Warrants. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the shares of Common Stock obtainable upon exercise of such Warrants. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

          (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued for such consideration as determined in good faith by the Company's board of directors.

          (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

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     (viii) Record Date. If the Company takes a record of the holders of Common
Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or
(B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     2.3. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of shares of Common Stock obtainable upon exercise of this Warrant shall be proportionately decreased.

     2.4. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holder) to ensure that the Registered Holder shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder's Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder's Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrants representing a majority of the Common Stock obtainable upon exercise of all Warrants then outstanding) with respect to such holders' rights and interests to ensure that the provisions of this Section 2 and Section 3 hereof shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an adjustment of the Exercise Price or the number of shares of Common Stock acquirable and receivable upon exercise of the Warrants in accordance with Section 2.1 hereof as if such securities issuable upon any such consolidation, merger or sale were issued by the Company). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders of Warrants representing a majority of the Common Stock obtainable upon exercise of all of the Warrants then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

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     2.5. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants; provided that no such adjustment shall increase the Exercise Price or decrease the number of shares of Common Stock obtainable as otherwise determined pursuant to this
Section 2.

     2.6. NOTICES.

     (i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

     (ii) The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock,
(B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

     (iii) The Company shall also give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

     SECTION 3. DIVIDENDS. If the Company declares or pays a Dividend, then the Company shall set aside such Dividend for payment upon exercise of this Warrant to the Registered Holder of this Warrant the Dividend that would have been paid to such Registered Holder on the Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Dividend, or, if no record is taken, the date as of whicl. the record holders of Common Stock entitled to such dividends are to be determined.

     SECTION 4. DEFINITIONS. The following terms have meanings set forth below:

     "Common Stock" means the Company's Common Stock, $.01 par value per share, and except for purposes of the shares obtainable upon exercise of this Warrant, any capital stock of any class of the Company hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

     "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion, exchange or exercise of any outstanding Convertible Securities, regardless of whether such Convertible Securities are convertible, exchangeable or exercisable into share of Common Stock at such time.

     "Convertible Securities" shall mean securities or obligations (including without limitation convertible notes) that are exercisable for convertible into, or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into Common Stock.

     "Dividend" means any dividend or other distribution upon the Common Stock except for a stock dividend payable in shares of Common Stock.

     "Excluded Securities" shall mean any shares of Common Stock or other securities listed in the last paragraph of Section 3(f) of Article IV of the Company's Certificate of Incorporation, as amended, as in effect on the date hereof.

     "Market Price" means, as to any security, the average of the closing prices of such security's sales on all domestic securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any domestic securities exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding; provided that if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Registered Holders of Warrants representing a majority of the Common Stock purchasable upon exercise of all the Warrants then outstanding. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

     "Options" means any rights or options to subscribe for or purchase Common Stock or Convertible Securities.

     "Organic Change" means any recapitalization, reorganization, reclassification, Sale of the Company or other transaction, in each case, which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets (other than cash) with respect to or in exchange for Common Stock.

     "Per Share Price" shall mean $12.29.

     "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

     "Public Offering" shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public in which the aggregate gross proceeds (before underwriting discounts and commissions) to the Corporation are at least $20 million.

     "Purchase Rights" means any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock.

     "Sale of the Company" shall mean any of the events described in Section 2 of Article IV of the Company's Certificate of Incorporation, as amended, as in effect on the date hereof.

     SECTION 5. NO VOTING RIGHTS; LIMITATIONS OF LIABILITY. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

     SECTION 6. WARRANT TRANSFERABLE. This Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit I hereto) at the principal office of the Company, only to a Person that is not an entity engaged in a business that is directly competitive with the business of the Company and that shall agree to be bound by the limitations on disposition set forth herein.

     SECTION 7. WARRANT EXCHANGEABLE FOR DIFFERENT DENOMINATIONS. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The date the Company initially issues this Warrant shall be deemed to be the "Date of Issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."


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     SECTION 8. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor with capital and surplus in excess of three times the value of the Common Stock that can be purchased upon exercise of this Warrant, such holder's agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     SECTION 9. NOTICES. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder's address as it appears in the records of the Company (unless otherwise indicated by any such holder).

     SECTION 10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holder.

     SECTION 11. DESCRIPTIVE HEADINGS; GOVERNING LAW. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. All issues and questions concerning the connection, validity, enforcement and interpretation of this Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the domestic substantive laws of any jurisdiction other than the State of Delaware.


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

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

                                        OMRIX BIOPHARMACEUTICALS, INC.


                                        By /s/ Robert Taub
                                           -------------------------------------
                                        Name: Robert Taub
                                        Title: Chief Executive Officer and
                                               President


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